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                                                                   EXHIBIT 99.1


CONTACT:   Michael S. Piemonte                         FOR IMMEDIATE RELEASE
           (716) 842-5445                              Monday, October 9, 2000



                M&T BANK CORPORATION AND KEYSTONE FINANCIAL, INC.
                                 COMPLETE MERGER

BUFFALO, N.Y. --- M&T Bank Corporation ("M&T")(NYSE:MTB), Buffalo, NewYork, today announced the completion of the acquisition of Keystone Financial, Inc. ("Keystone")(NASDAQ:KSTN), Harrisburg, Pennsylvania, and the merger of Keystone's banking subsidiary, Keystone Financial Bank, N.A., into Manufacturers and Traders Trust Company ("M&T Bank"), M&T's principal commercial bank subsidiary. All 187 former Keystone banking offices are now operating as offices of M&T Bank. As a result of the acquisition, M&T now has the number one share of deposits in upstate New York and central Pennsylvania, with more than 450 banking offices in New York, Pennsylvania, Maryland and West Virginia and approximately $29 billion in total assets.

Former Keystone chairman, president and chief executive officer Carl L. Campbell becomes a vice chairman of M&T Bank Corporation and M&T Bank. "M&T's new customers have joined a financial services institution long-known and well-respected for quality, consistency and success," said Mr. Campbell. "I am confident that M&T can and will uphold Keystone's tradition of customer service and community leadership."

Robert G. Wilmers, chairman, president and chief executive officer of M&T and chairman and chief executive officer of M&T Bank noted, "M&T has the unique ability to bring our customers the strength and service of a large financial institution - while maintaining the local know-how and decision-making capacity of a community bank."

                                     -more-
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M&T acquired Keystone for stock and cash, with 65% of the outstanding Keystone shares being exchanged for M&T common stock at a ratio of one-half share of M&T for each Keystone common share. Approximately 15,902,000 shares of M&T common stock were issued. Each of the remaining 35% of Keystone common shares were exchanged for $21.50 in cash. The merger was structured as a tax-free exchange for shareholders to the extent they receive stock and was accounted for as a purchase transaction.

Shareholders who made stock elections received 74.31% of their stock elections in M&T common stock (with fractional shares being paid in cash), and the remaining 25.69% of their stock elections were converted to cash at $21.50 for each share of Keystone common stock. Based on Friday's closing price of $51.30 per M&T share, this equates to $24.58 for each share of Keystone common stock.

Shareholders who made cash elections received $21.50 for each share of Keystone common stock.

Shareholders who made no election, failed to surrender Keystone common stock certificates or other required election documents, or whose election documents were not received by the exchange agent before 5 p.m. on Wednesday, September 20, 2000, also will receive $21.50 in cash for each share of Keystone common stock.

M&T is also the parent company of M&T Bank, N.A. (Oakfield, New York).








                                     -more-


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                            M&T BANK CORPORATION AND
                    KEYSTONE FINANCIAL, INC. COMPLETE MERGER

EquiServe acted as the Exchange Agent in connection with the merger and has tabulated the elections made by Keystone shareholders pursuant to the terms of the merger. The results of the tabulation are as follows:

           STOCK ELECTIONS - Shareholders who made stock elections will receive 74.31% of their stock elections in M&T common stock (with fractional shares being paid in cash) and the remaining 25.69% of their stock elections will be converted to cash at $21.50 for each share of Keystone common stock. The following example illustrates the allocation.


                                     EXAMPLE

           Stock - 74.31%                                                Cash - 25.69%

Keystone Stock Election                   50 shares                 Keystone Stock Election                   50 shares

Stock Consideration Percentage     x      74.31%
                                          -----

Shares to be Exchanged for Stock   =     37.155
Shares to be Exchanged (Truncate)        37                         Shares to be Exchanged for Stock      =   37
                                                                                                             ---
                                                                    Shares to be Exchanged for Cash           13

             Exchange Ratio        x     0.5                        Cash per Keystone share             x $21.50
                                         ----------                                                       ------

Shares of M&T Common Stock               18.5 (1)                   Cash Consideration                   $279.50



(1) Cash in lieu of fractional shares will be paid at a rate of $52.10 per M&T share.

       CASH ELECTION - Shareholders who made cash elections will receive $21.50 in cash for each share of Keystone common stock.

       NO ELECTIONS - Shareholders who made no election, failed to surrender Keystone stock certificates or other required election documents, or whose election documents were not received by the Exchange Agent by 5:00 p.m. on Wednesday, September 20, 2000 will receive $21.50 in cash for each share of Keystone common stock.

NOTE: CASH PAYMENTS CAN BE MADE ONLY UPON THE SURRENDER OF KEYSTONE FINANCIAL, INC. STOCK CERTIFICATES TO THE EXCHANGE AGENT TOGETHER WITH PROPERLY COMPLETED AND EXECUTED TRANSMITTAL MATERIALS IN THE FORM TO BE PROVIDED TO FORMER KEYSTONE SHAREHOLDERS.


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